RESIDENTIAL FUNDING CORPORATION
10 Universal City Plaza
Suite 2100
Universal City, CA 91608
818-753-4400

March 31, 1998

Ms. Kristen Cronin
NORWEST BANK MINNESOTA, NA
Securities Administration Services
11000 Broken Land Parkway
Columbia, MD 21044

RE:      1990-WH2       1993-PC12   1993-WH2   1997-S2  1997-S3   1997-2
         1997-NWH6-B    1997-WHll   1997-WH15

                     OFFICERS' ANNUAL COMPLIANCE CERTIFICATE

         The undersigned Director(s) of Residential Funding Corporation (the "Master Servicer"), pursuant to the various Pooling and Servicing Agreements (the "Agreements") under which Residential Funding Corporation acts as Master Servicer, which Agreements require an annual statement of compliance to be made to the Certificateholder's by officers' of the Master Servicer, hereby certify that;


(I) a review of the activities of the Master Servicer during the preceding calendar year and of performance under the Agreements has been made under the undersigned officers' supervision;

(ii) to the best of the undersigned officers' knowledge, based on such review, the Master Servicer has fulfilled its obligations in all material respects throughout such year;

(iii) to the best of each undersigned officers' knowledge, based on such review, each Subservicer has fulfilled its obligations under its servicing agreement in all material respects; and


(iv) the Company has fully complied with the provisions of Article II of the various Agreements.


Dated: March 31, 1998

/s/Karen Gill                                      /s/Raymond R. King, II
Karen Gill                                         Raymond R. King, II
Director, Investor Reporting                       Director, Bond Administration


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